MADSEN & ASSOCIATES CPA’S, INC.

684 EAST VINE STREET STE 3

MURRAY, UTAH 84107

March 9, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: First Corporation

We have read the statements that we understand First Corporation will include under Item 4.01 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements under made under Item 4.01.

Yours truly,

/s/ Madsen & Associates CPA’s, Inc.